Exhibit 10(c) - Anmended and Restated Limited Partnership Agreement of Colorful Avenue Ltd., A Colorado Limited Partnership


              AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
                                      OF
                             Colorful Avenue, Ltd.
                         A Colorado Limited Partnership


     THIS LIMITED PARTNERSHIP AGREEMENT ("Partnership Agreement") made and entered into this 20th day of October, 2000 by HWS Colorful, LLC ("General Partner"), and each individual and legal entity who becomes a Partner to this Partnership Agreement by executing the Agreement. In consideration of the mutual promises and covenants contained herein, the parties agree as follows:

                                 ARTICLE I

                     FORMATION OF PARTNERSHIP AND NAME

1.01 Formation: The General Partner and the Limited Partners hereby form a Limited Partnership (the "Partnership") pursuant to the Colorado Uniform Limited Partnership Act of 1981 as it now exists or may hereafter be modified or amended (the "Act").

1.02 Term: The Partnership shall commence on the day the Certificate of Limited Partnership is filed for record with the Office of the Secretary of State of the State of Colorado, and ,subject to this Agreement, shall continue until the first of the following events:

     (a) The expiration of forty (40) years from and after the effective date;

     (b)  The retirement, resignation or expulsion of a General Partner;

     (c)  The death of a General Partner;

     (d)  The adjudication of a General Partner as mentally incompetent; or

     (e) The bankruptcy of a General Partner, or, in the alternative, the filing, whether voluntary or involuntary, of a petition in bankruptcy by or against a General Partner, the making of an assignment for the benefit of the creditors of a General Partner under any federal or state bankruptcy act or similar statute, relating to the bankruptcy or reorganization by reason of insolvency;

provided, however, that in the event of a dissolution by virtue of (b), (c),
(d), or (e) above, the remaining General Partner(s) may agree to continue the Partnership. If there are no remaining General Partner(s) in the event of a dissolution by virtue of (b), (c), (d), or (e) above, the Limited Partners may re-establish the Partnership in accordance with the terms of this Partnership Agreement with the written agreement of a majority of the Limited Partners. If the Limited Partners so agree to the re-establishment of the Partnership, the Limited Partners shall elect a General Partner under this Agreement with the approval of Limited Partners with a majority of the remaining Percentage Interests in the Partnership.

1.03  Name:  The name of the Partnership shall be:  Colorful Avenue, Ltd.

1.04 Filings: A certificate of formation of a Limited Partnership, properly signed and sworn to by the General Partner and the initial Limited Partners, acting directly or through an attorney in fact, shall be filed for record in the Office of the Secretary of State of the State of Colorado, in accordance with the Act; and the General Partner shall execute and file such further documents and take such further actions as may be appropriate to comply with the requirements of law for the formation and operation of a limited partner-ship in all other counties, states and other jurisdictions where the Partner-ship elects to do business. In addition, as deemed necessary by the General Partner, the General Partner shall sign, acknowledge and file any trade name affidavits required by Colorado law and any other notices, certificates, statements or other instruments required by any provision of the law governing the formation of the Partnership or the conduct of its business.

1.05  Definitions:  For purposes of this Partnership Agreement:

     (a) "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

            (i) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to Section 8.04 of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

            (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
            1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

     (b) "Affiliate of the General Partner" shall mean any individual, joint venture, partnership, corporation or other entity which controls, is controlled by or is under common control with the General Partner when used with reference to a specified person,

         (i) any person that directly or indirectly though one or more intermediaries controls or is controlled by or is under common control with the specified person;

         (ii) any person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified person is an officer, partner or trustee, or with respect to which the specified person serves in a similar capacity,

         (iii) any person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of, or otherwise has a substantial class of equity securities or in which the specified person has a substantial beneficial interest, and

         (iv) any relative or spouse of the specified person. Affiliate of the General Partner does not include a person who is a Partner in the Partnership or a Satellite Partnership if such Person is not otherwise an affiliate of the General Partner.

     (c) "Agreement" and "Partnership Agreement" shall mean this Agreement and the Certificates of Limited Partnership, as originally executed and as amended from time to time, as the context requires. Words such as "herein", "hereafter", "hereof", "hereto", "hereby", and "hereunder", when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

     (d) "Annual Tax Liability" means, for any Fiscal Year, an amount equal to:

          (i) The product of (A) the Applicable Tax Rate and (B) the estimated taxable income (if any) of the Partnership (determined as if the Partnership were itself a corporate taxpayer for such Fiscal Year (taking into account any net operating loss carryforwards)); minus

          (ii) the sum of any applicable federal income tax credits (determined as if the Partnership were itself a corporate taxpayer but only to the extent that all the Partners are eligible to claim any such credit or would be so eligible if they had sufficient tax liability against which to utilize such credit) for such Fiscal Year.

     (e) "Applicable Tax Rate" means the sum of (A) the highest marginal federal income tax rate applicable to individuals for the relevant Fiscal Year under Section 1 of the Code (expressed as a percentage) and (B) the product of (i) the highest marginal Colorado income tax rate applicable to individuals for such Fiscal Year (also expressed as a percentage) and (ii) 100% minus the rate determined under clause
     (A).

     (f) "Capital Account" shall mean the capital account maintained for each Partner pursuant to Section 5.01 hererof.

     (g) "Capital Contributions" shall mean all contributions of cash or property (valued for this purpose at initial Gross Asset Value) made by a Partner or its predecessor in interest.

     (h) "Closing" shall mean the actual settlement date of that certain "Contract to Buy & Sell Real Estate" dated September 12, 2000 between Colorful Avenue, Ltd., as Buyer, and Concepts Direct, Inc., as Seller.

     (i) "Code" shall mean the Internal Revenue Code of 1986, as amended to date, or corresponding provisions of subsequent superseding federal revenue laws.

     (j) "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis, provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

     (k) "Distributable Cash" shall mean, with respect to any Fiscal Year, all cash receipts from operations in the ordinary course of business without deduction for depreciation, but after deducting payments for Operating Cash Expenses in connection with the Partnership and its properties, debt service and capital expenditures paid from such cash receipts, and any amounts set aside in the discretion of the General Partner for the creation of or addition to Reserves.

     (l) "Entity" shall mean any general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative or association.

     (m) "Fiscal Year" shall mean the calendar year or, in the case of the first Fiscal Year, the fraction thereof commencing on the date on which the Partnership is formed under the Act and, in the case of the last Fiscal Year, the fraction thereof ending on the date on which the winding up of the Company is completed.

     (n)  "General Partner" shall mean one or more general partners.

     (o) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

            (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as reasonably determined by the General Partner;

            (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the General Partner as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution,
        (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, and (C) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the General Partner reasonably determines that such adjustment is necessary to reflect the relative economic interests of Partners in the Partnership;

            (iii) The Gross Asset Value of any item of Partnership assets distributed to any Partner shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the General Partner; and

            (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations
        Section 1.704-1(b)(2)(iv)(m) and clause (vi) of the definition of "Profits" and "Losses"; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent that an adjustment pursuant to clause (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

Such Gross Asset Value shall be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

     (p) "Interest" shall mean the entire ownership interest of a Partner in the Partnership at any particular time, including without limitation, such Partner's right to share in Profits and Losses, and to receive distributions from, the Partnership, any and all rights to vote, and the rights to any and all benefits to which such Partner is entitled as provided in this Agreement, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement.

     (q) "Limited Partner" shall mean each of the parties who has subscribed for and purchased a limited partnership interest in the Partnership and each of the parties who may hereafter become additional or substituted Limited Partners. To the extent a General Partner has purchased Limited Partnership Interest in the Partnership, it will have all the rights of a Limited Partner with respect to such interest; and the term "Limited Partner", as used herein, shall include a General Partner to the extent it has purchased such interest in the Partnership.

     (r) "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

     (s) "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

     (t) "Other Limited Partners" shall mean all the Limited Partners not including the Special Limited Partner.

     (u) "Operating Cash Expenses" mean, with respect to any Fiscal Year, the amount of cash disbursed in such period in the ordinary course of business during such period, including, without limitation, all cash expenses, such as construction costs, advertising, promotional, property management, insurance premiums, statistical, or bookkeeping service and computing or accounting equipment use, organization expenses and telephone expenses. Operating Cash Expenses include the expenses incurred by the General Partner in performing bookkeeping, computer, printing, management, public relations services and lobbying for the Partnership necessary for the administration of the Partnership or the maintenance and transfer, of any of the Properties, (including specifically allocated payments to salaried employees rending such services and payments for supplies), which services, but for their performance by the General Partner, would be required to be performed for the Partnership in the normal course of business.

     (v) "Partner" shall mean any General Partner or any Limited Partner. "Partners" shall mean the General Partner or Partners and all Limited Partners.

     (w) "Partner Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

     (x) "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with
     Section 1.704-2(i)(3) of the Regulations.

     (y) "Partner Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

     (z) "Partnership" shall refer to the Limited Partnership created by this Partnership Agreement, as amended and restated.

     (aa) "Partnership Minimum Gain" has the meaning set forth in Section 1.704-2(I)(3) of the Regulations.

     (bb) "Percentage Interest" shall have the meaning set forth in Section 5.02(a) hereof.

     (cc) "Person" shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such "Person" where the context so admits; and, unless the context otherwise requires, the singular shall include the plural, and masculine gender shall include the feminine and the neuter and vice-versa.

     (dd) "Profits" and "Losses" mean, for each Fiscal Year, an amount equal to the Partnership's taxable income or loss for such Fiscal Year, determined in accordance with the Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

            (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

            (ii)   Any expenditures of the Partnership described in Code
        Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

            (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clauses (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

            (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

            (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

            (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

            (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 5.02(b) shall not be taken into account in computing Profits or Losses.

           The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 5.02(b) shall be determined by applying rules analogous to those set forth in clauses (i) through (vii) above.

     (ee) "Property" shall refer to the assets acquired by the Partnership, specifically common stock, notes receivable or their personal or real properties coming under ownership of the Partnership at its inception or in the future.

     (ff) "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as they may be amended from time to time (including corresponding provisions of succeeding regulations).

     (gg) "Reserves" means, with respect to any Fiscal Year, funds set aside or amounts allocated during such period to reserves which shall be maintained in amount deemed sufficient by the General Partner for working capital and to pay taxes, insurance, debt service, repairs, replacement for renewals, or other costs or expenses, incident to the ownership or operation of the properties.

     (hh)  "Special Limited Partner" shall mean Concepts Direct, Inc.

     (ii) "Substitute Limited Partner" shall have the meaning set forth in Section 7.05 hereof.

                                 ARTICLE II

                  PURPOSES AND PRINCIPAL PLACE OF BUSINESS

2.01 Purposes and Objectives: The Partnership's business and purpose shall consist solely of the acquisition, ownership, operation and management of an office warehouse real estate project known as 2950 Colorful Avenue, located in Longmont, Colorado (the "Property") and such activities as are necessary, incidental or appropriate in connection therewith. Subject to the provisions of this Agreement, the management of the Partnership shall be under the direction of a General Partner.

2.02 Place of Business: The principal place of business of the Partnership shall be located at 5353 West Dartmouth Ave., #300, Denver, CO 80227, or at such other place as the General Partner may from time to time designate in writing to the Limited Partners. In addition, the Partnership may maintain such other offices as the General Partner may deem advisable at any other place or places within the United States.

2.03 Title to Partnership Property. All property owned by the Partnership shall be owned by the Partnership as an entity and, insofar as permitted by applicable law, no Partner shall have any ownership interest in any Partnership property in its individual name or right, and each Partner's Interest shall be personal property for all purposes.

2.04 Separateness/Operation Matters. The Partnership shall conduct its business and operations in accordance with the following provisions:

(i) the partnership will not assume liability for the debts of any other person, and the Partnership will not hold itself out as being liable for the debts of any other person;

(ii) none of the liabilities of the Partnership shall be paid from the funds of its Partners or any other person without the Partnership being obligated for such liabilities;

(iii) the Partnership shall not guarantee the debt or the performance of any obligation of any of its Partners or any other person. The Partnership will not pledge any of the Partnership assets for the benefit of any of its Partners or any other person, and no person shall pledge its assets for the benefit of the Partnership;

(iv) the Partnership shall conduct its affairs strictly in accordance with this Agreement and shall observe all necessary, appropriate, and customary partnership formalities, including, but not limited to, maintaining accurate and separate books, records and accounts (including, but not limited to, transaction accounts with any affiliate of the Partnership);

(v) the books, records, and accounts of the Partnership will at all times be maintained in a manner permitting the assets and liabilities of the Partnership to be easily separated and readily ascertained from those of any other person;

(vi) the Partnership will hold itself out to creditors and the public as a legal entity separate and distinct from any other entity, and will not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other person; and

(vii) the Partnership shall not commingle its assets or funds with those of any other person.

                                ARTICLE III

                    RIGHTS AND DUTIES OF GENERAL PARTNER

3.01 Subject to this Agreement, the General Partner shall have the right, duty and power to manage the business of the Partnership, including, without limitation, the right and power to:

       (a) maintain, improve, develop or lease the Partnership's office and warehouse property at 2950 Colorful Avenue in Longmont, Colorado;

       (b) except as is otherwise provided in this Partnership Agreement, borrow money on behalf of the Partnership in the ordinary course of its business, and repay the same at any time or from time to time;

       (c) establish investment accounts for the Partnership and deposit and withdraw funds in or from such accounts;

       (d) assign, compromise or release any claim of, or debt due, the Partnership;

       (e) institute and defend actions at law or in equity on behalf of the Partnership and consent to arbitrate any disputes or controversies of the Partnership;

       (f) engage and retain accountants, lawyers and other professional persons to perform services for the Partnership, and purchase such goods and other services as may be required to conduct the business of the Partnership, provided that no service or purchase contract shall violate the other provisions of this Partnership Agreement;

       (g)     admit additional or Substitute Limited Partners;

       (h) enter into such contracts and perform such other acts as may be necessary to further the business of the Partnership;

       (i) require additional contributions from Other Limited Partners in the amounts and at the time as may be determined by the General Partner in order to carry out the objectives of the Partnership and to satisfy Partnership obligations; and

       (j)     all such other powers and duties provided in the Act.

3.02 Without the consent of all of the Partners, the General Partner shall have no authority to:

       (i) do any act in contravention of this Agreement;

       (ii) do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

       (iii) possess the Property, or assign rights in the Property, for other than a Partnership purpose;

       (iv) knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

       (v) borrow money on behalf of the Partnership other than in the ordinary course of business, or grant consensual liens on the Partnership's property; except, however, that the General Partner is hereby authorized to secure financing for the Partnership pursuant to the terms of the mortgage relating to that certain $8,500,000.00 loan to be secured by the real property at 2950 Colorful Avenue, Longmont, Colorado (the "Mortgage") and other indebtedness expressly permitted herein or in the documents related to the Mortgage, and to grant a mortgage, lien or liens on the Partnership's Property to secure such Mortgage;

       (vi) file a voluntary petition or otherwise initiate proceedings to have the Partnership adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Partnership, or file a petition seeking or consenting to reorganization or relief of the Partnership as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Partnership; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Partnership or of all or any substantial part of the properties and assets of the Partnership, or make any general assignment for the benefit of creditors of the Partnership, or admit in writing the inability of the Partnership to pay its debts generally as they become due or declare or effect a moratorium on the Partnership debt or take any action in furtherance of any action;

       (vii) dissolve or liquidate the Partnership;

3.03 Without the consent of the specified percentage of the Partners, the General Partner shall have no authority to

       (i) (50%) to sell or lease, or otherwise dispose of all or substantially all of the assets of the Partnership;

       (ii) (66%) to amend, modify or alter this Agreement;

       (iii) (80%) to merge or consolidate with any other entity.

Notwithstanding the foregoing and so long as any obligations secured by the Mortgage remain outstanding and not discharged in full, the General Partner shall have no authority to take any action in items (i) through (iii) above unless such action has been approved by unanimous vote of the Members of the General Partner or without the written consent of the holder of the Mortgage, take any of the actions described in the following provisions of this
Agreement:

     1.  Subsection v and vii of Article 3.02;

     2. Subsection i of Article 3.03 unless the sale, lease or other disposition will directly result in (1) prepayment of all of the obligations secured by the Mortgage as specifically allowed under the Mortgage, or (2) "Defeasance" of the real property securing the Mortgage as set forth in Section 1.35;

     3. Subsection ii of Article 3.03 if the amendment, modification or alteration concerns Article II, III and Subsection 4.06 of this Agreement, or;

     4.  Subsection iii of Article 3.03.

So long as the obligation secured by the Mortgage remains outstanding and not discharged in full, the Partnership shall have a limited liability company as a General Partner having an Operating Agreement containing the restrictions and terms set forth in Article Three of this Limited Partnership Agreement as of the date hereof, and the Partnership shall have no other general partners.

3.04 Until five years from Closing, the General Partner shall have no authority, without the consent of the majority of the Other Limited Partners and the written consent of the Special Limited Partner, such consent not to be unreasonably withheld, to:

        (i)     resign or withdraw from office;

        (ii) incur indebtedness in the name of the Partnership if the amount of its indebtedness, at any time, will exceed, in the aggregate, the sum of $500,000;

        (iii) make distributions of cash or property if, after giving effect to the distribution, the liabilities of the Partnership will exceed the fair value of the assets of the Partnership;

        (iv)    admit or remove a General Partner;

        (v) change the Partners' Percentage Interests, unless required by this Agreement; and

        (vi)    amend the Partnership Agreement.

After the five year period, the General Partner shall have the authority to resign or withdraw from office at any time after giving sixty (60) days written notice to the other Partners. Also after the five year period, the General Partner shall have no authority to take the actions is (ii), (iii),
(iv), or (v) above without the consent of the majority of the Limited
Partners.

3.05 Duty of Care: The General Partner's duty of care to the Partnership and the Limited Partners in the conduct or winding up of the Partnership business is limited to complying with the provisions of this Partnership Agreement and Colorado and federal law, and refraining from engaging in negligent or reckless conduct, intentional misconduct or a knowing violation of law which has, or can reasonably be expected to have, a material adverse effect on the business of the Partnership.

3.07 General Partner's Power of Attorney: Subject to this Agreement, the General Partner shall have, and is hereby granted, a power of attorney to act within the scope of the General Partner's duties to execute whatever documents may be necessary to effectuate the actions of the Partnership. In addition, for any action of the Partnership requiring either a majority or unanimous vote of the Limited Partners, should any Limited Partner's consent or approval be deemed pursuant to Section 4.08 below, the Limited Partners hereby grant a power of attorney to record such deemed consent or approval and to execute whatever documents may be necessary to effectuate the Limited Partner's consent or approval.

                                  ARTICLE IV

                 RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

4.01 Limitation of Liability; Withdrawal: Each Limited Partner's liability shall be limited as set forth in the Act. The Limited Partners shall not participate in the control of the business of the Partnership. Unless the Limited Partner transfers its entire Interest pursuant to Article VII, a Limited Partner shall not be entitled to withdraw from the Partnership except upon the prior written consent of the General Partner and, if such consent is given, the General Partner may impose reasonable terms and conditions to such withdrawal in order to protect the Property and business of the Partnership.

4.02 Limited Partner's actions: A Limited Partner shall not be deemed to have participated in the control of business of the Partnership by doing one or more of the following:

        (a) Being a contractor for or an agent or employee of the Partnership or of a General Partner;

        (b) Being an officer, director or shareholder of a corporate General Partner;

        (c) Consulting with and advising a General Partner with respect to the business of the Partnership;

        (d) Acting as surety for the Partnership or guaranteeing or assuming one or more specific obligations of the Partnership or providing collateral for an obligation of the Partnership;

        (e) Bringing an action in the right of the Partnership to recover a judgment in its favor pursuant to the Act;

        (f) Calling, requesting or participating in a meeting of the Partners;

        (g)  Winding up the Partnership pursuant to the Act;

        (h) Exercising any right or power permitted to partners under Colorado law; or

        (i) Proposing or approving or disapproving, by voting or otherwise, one or more of the following matters:

             (i) The dissolution and winding up or continuation of the Partnership;

             (ii) The sale, exchange, lease, mortgage, pledge, or other transfer of any assets of the Partnership;

             (iii)   The incurrence of indebtedness by the Partnership;

             (iv)    A change in the nature of the business;

             (v)     The admission or removal of a Partner;

             (vi) A transaction or other matter involving an actual or potential conflict of interest; or

             (vii) An amendment to the Partnership Agreement or Certificate of Limited Partnership.

Notwithstanding any implication to the contrary contained in this Section 4.02, no individual Limited Partner shall have the right or authority to unilaterally do any of the foregoing. Such actions may only be taken in the context of this Partnership Agreement and shall be subject to an appropriate vote of the Partners.

4.03 Prosecution and Settlement of Suits, Judgments, Etc.: In furtherance of the intent of the parties that each Limited Partner shall be liable to the Partnership only up to the amount of his total Capital Contributions, the parties hereto agree as follows:

     (a) The General Partner shall arrange to prosecute, defend, settle or compromise actions at law or in equity at the expense of the Partnership, as such may be necessary to enforce or protect interests of the Partnership.

     (b) The General Partner shall satisfy any judgment, decree, decision or settlement; first, out of any insurance proceeds available therefor; and next, out of Partnership assets and income; and finally, out of the assets and income of the General Partner.

4.04 Right to Engage in Other Business Ventures: The General Partner and any Limited Partner may engage in or possess an interest in other business ventures of every nature and description independently or with others, including, but not limited to the ownership, financing, leasing, operation, management, syndication, brokerage and development; and neither the Partnership nor the Partners shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

4.05 Investment Purposes: Each Limited Partner hereby represents and warrants to the Partnership that his Interest in the Partnership is for investment purposes only and not for resale or in connection with any offering or distribution. Each Limited Partner acknowledges and understands that his Interest in the Partnership may not be transferred, sold, assigned or conveyed except in accordance with the terms of this Agreement and, to the extent necessary in accordance with the applicable provisions of and regulations under the Securities Act of 1933, as amended (hereinafter, the "Securities Act") and any applicable State securities statutes and regulations. Each Limited Partner acknowledges that the Interest of the Partnership owned by him has not been registered under the Securities Act and that in order to register the Interest for sale under the Securities Act, it may be necessary to provide financial or other information which may not
be available.   Each Limited Partner acknowledges that the Partnership and the General Partner have made no representations or entered into any agreement to register the Interest under the Securities Act or with respect to the resale of the Interest or that information necessary to register the Interest will be available at any time in the future. Each Limited Partner acknowledges that he has been advised and has had the opportunity to consult legal counsel and obtain professional advice before entering into the Partnership.

4.06 Death or Legal Incapacity of Limited Partner: Effect of Bankruptcy, Death or Incompetency of a Limited Partner. The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a Limited Partner shall not cause the termination or dissolution of the Partnership and the business of the Partnership shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such Limited Partner shall have all the rights of such Limited Partner for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute Limited Partner. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any Partnership Interest shall be subject to all of the restrictions, hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent Limited Partner.

4.07 The Special Limited Partner: The Special Limited Partner shall not be obligated to make any additional contributions to its Capital Account, unless it wishes to do so.

4.08 Deemed Approval: The Limited Partners shall have an affirmative duty to timely respond to requests by the General Partner for a vote on Partner-ship matters. If any Limited Partner fails to respond within thirty (30) days to any such request for action of the Limited Partners by the General Partner, consent or approval, as appropriate, shall be deemed.

                                  ARTICLE V

           CAPITAL; COMPENSATION; PROFITS AND LOSSES; DISTRIBUTIONS

5.01  Capital.

      (a) Each of the Partners has contributed to the capital of the Partnership the amount [of cash] set forth on Schedule A. The Partners shall not be required to make any additional capital contributions unless required by law or this Agreement. No Partner shall have any right to require the return of all or any part of such Person's contributions to capital.

      (b) The Partnership shall maintain a single Capital Account for each Partner in accordance with the following provisions:

             (i) To each Partner's Capital Account there shall be credited that Partner's Capital Contributions, that Partner's distributive share of Profits and any items in the nature of income or gain which are allocated pursuant to Section 5.02(b) and the amount of any Partnership liabilities assumed by that Partner or which are secured by any property distributed to that Partner.

             (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to that Partner pursuant to this Agreement, that Partner's distributive share of Losses and any items in the nature of expenses or losses that are allocated pursuant to
             Section 5.02(b), and the amount of any liabilities of that Partner assumed by the Partnership or which are secured by any property contributed by that Partner to the Partnership.

             (iii) In determining the amount of any liability for purposes of clauses (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

             (iv) In the event an Interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704(b) and Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith. In the event the General Partner (based on the advice of the Partnership's professional tax advisor) shall determine that it is prudent to modify or adjust the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or any Partners), are computed in order to comply with such Regulations, the General Partner may make such modification or adjustment. The Partners shall exercise good faith in cooperating to amend this Agreement to effect the changes, if any, recommended by the General Partner to cause compliance with Code Section 704(b) and the Regulations promulgated thereunder.

      (c) A loan by a Partner to the Partnership shall not be considered a Capital Contribution and shall be repaid as debt of the Partnership.

5.02  Allocations.

      (a) Except as otherwise provided in this Agreement, Profits and Losses for any Fiscal Year shall be allocated among the Partners in the percentages set forth on Schedule A under the heading "Percentage Interest" (as the same may be amended from time to time, the "Percentage Interests"). A Partner's Percentage Interests shall be adjusted periodically by the General Partner based on the percentage of any Partner's Capital Contributions to the Capital Contributions made by all the Partners.

      (b)  Special allocations:

           (i)    Minimum Gain Chargeback.  Except as otherwise provided in
                  Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 5.02, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations
                  Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 5.02(b)(i) is intended to comply with the minimum gain chargeback requirement in
                  Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                  (ii)	Partner Minimum Gain Chargeback.  Except as otherwise
                  provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 5.02(b)(ii) is intended to comply with the partner minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

                  (iii)Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the
                  Regulations, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible, provided that an allocation pursuant to this Section 5.02(b)(iii) shall be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.02(b) have been tentatively made as if this Section 5.02(b)(iii) were not in the Agreement.

                  (iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to Partners in proportion to their relative Percentage Interests.

                  (v) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(l).

                  (vi) Section 754 Adjustments. To the extent that an adjust to the tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the tax basis of the asset) or loss (if the adjustment decreases the tax basis of the asset), and such gain or loss shall be specially allocated to Partners in accordance with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

      (c)  Curative Allocations.

      The allocations set forth in Sections 5.02(b) and 5.02(d) (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.02(c). Therefore, notwithstanding any other provision of this Section 5.02(c)
(other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 5.02(a).

      (d)  Loss Limitation.

      Losses allocated pursuant to Section 5.02(a) shall not exceed the maximum amount of Losses that can be allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.
In the event some but not all of Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.02(a), the limitation set forth in this Section 5.02(d) shall be applied on a Partner by Partner basis, and Losses not allocable to any Partner as a result of such limitation shall be allocated (a) first, to the other Partners in accordance with the positive balances in such Partners' Capital Accounts so as to allocate the maximum permissible Losses to each Partner under
Section 1.704-1(b)(2)(ii)(d) of the Regulations (until the Capital Account balances of all Partners shall be reduced to zero), and (b) thereafter, in the same manner as Nonrecourse Deductions.

      (e)  Other Allocation Rules.

           (i) For purposes of determining the Profits, Losses or any other items allocable to any Fiscal Year, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

           (ii) Partners are aware of the income tax consequences of the allocations made by this Section 5.02 in reporting their shares of Partnership income and loss for income tax purposes.

           (iii) For purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), Partners' interests in Company profits are in proportion to their relative Percentage Interests.

      (f)  Tax Allocations:  Code Section 704(c).

      In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value), as determined by the General Partner using any permissible method under Code Section 704(c) and the Regulations thereunder.

      In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

      Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this
Section 5.02(f) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.

5.03 Distributions: (a) The General Partner shall use its best efforts to distribute to the Partners, within 15 days after the end of each fiscal quarter of the Partnership, out of Distributable Cash, an amount equal to the estimated Annual Tax Liability for the Fiscal Year to date, less any distributions already made with respect to such Fiscal Year pursuant to this
Section 5.03(a) or pursuant to Section 5.03(b).

      (b) The General Partner may make such additional distributions to the Partners, out of Distributable Cash, from time to time as it deems advisable.

      (c) All distributions of Distributable Cash pursuant to Sections 5.03(a) and 5.03(b) shall be made in proportion to the Partners' respective Percentage Interests.

      (d) Proceeds from the liquidation of the Partnership shall be distributed in accordance with Article VIII hereof.

      (e) No distribution shall be declared and paid if payment of such distribution would cause the Partnership to violate any limitation on distributions provided in the Act.

5.04 Limited Liability: The liability of each of the Limited Partners for the debts and losses of the Partnership shall under no circumstance exceed in the aggregate the total amount of his Capital Contribution.

5.05 Capital Calls: Any capital calls of the Partnership to its Partners shall be done pro-rata based on the then current Partnership Interest. However, the Special Limited Partner has no obligation to contribute additional capital to the Partnership or make a capital call. None-the-less, should a capital call be made upon the Other Limited Partners, the Special Limited Partner's Interest and Percentage Interest in the Partnership shall be diluted in accordance with Section 5.02(a), unless the Special Limited Partner should elect to contribute in any case. If any of the Other Limited Partners fails to satisfy its required capital call obligations, its Interest and Partnership Interest shall likewise be diluted. The Partners shall have thirty (30) days after receiving notice of a capital call to fulfill their obligation and if a Partner does not fulfill that obligation, it shall be deemed to have failed to satisfy the obligation and will be automatically diluted. The Interests and Percentage Interests of any of the other Partners who make up the difference in the capital call correspondingly shall be increased.

                                 ARTICLE VI

                               INDEMNIFICATION

6.01  Indemnification

        (a) The Partnership shall indemnify each Partner who was, is or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (a "Proceeding"), solely by reason of being or having been a Partner, against any liability and reasonable expenses (including reasonable attorney's fees), incurred as a result of such Proceeding, except such liabilities and expenses which are incurred as a result of a breach of this Partnership Agreement or a knowing violation of law. There shall be no obligation to indemnify as a result of conduct, which is covered by liability insurance, regardless of how the premiums were paid.

        (b) The Partnership shall promptly make advances or reimbursements for reasonable expenses (including attorney's fees) incurred by any Partner claiming indemnification under this Article unless it has been determined that such Partner is not entitled to indemnification. Advances or reimbursements made in advance of any such determination shall be conditioned upon receipt from the Partner claiming indemnification of a written undertaking to repay the amount of such advances or reimbursements if it is ultimately determined that such Partner is not entitled to indemnification.

        (c) The General Partner shall be indemnified against all liability for the obligations of the Partnership, unless the obligation in question was incurred by the General Partner on behalf of the Partnership in violation with this Agreement or law. Further, the General Partner shall be indemnified by the Partnership for all acts of the General Partner, either commission or omission, undertaken by the General Partner on behalf of the Partnership, not in violation of Section 3.03 of this Agreement. The General Partner shall be entitled to indemnification unless it is determined by a court of competent jurisdiction that the General Partner was not entitled to indemnification hereunder.

        (d) The determination that indemnification under the foregoing provisions of this Article is permissible for a Limited Partner shall be made by the Limited Partners not seeking indemnification, after having received a recommendation from the General Partner.

        (e) Nothing in this Article shall be deemed to preclude other indemnification of the Partners, General or Limited. Determinations as to whether or not other indemnification is proper shall be made in the manner set forth in paragraph (c) of this Section.

                                 ARTICLE VII

               TRANSFERABILITY OF PARTNERS' INTEREST - RESTRICTIONS

7.01 Assignment of General Partner's Interest: The General Partner shall not assign, pledge, encumber, sell or otherwise dispose of its Interest as General Partner in the Partnership nor enter into any agreement as a result of which any person, firm or corporation shall have a general partnership interest with them in this Partnership, without written consent of all of the Limited Partners.

7.02  Assignment of Limited Partner's Interest:   A Limited Partner shall not
assign, pledge, encumber, sell or otherwise dispose of its Interest as a Limited Partner in the Partnership nor enter into any agreement as a result of which any person, firm or corporation shall have a general partnership interest with them, without the written consent of the General Partner.

7.03 Family and Intra-Partnership Transfers: A Limited Partner may sell, assign, give or otherwise dispose of all or any part of his Interest in the Partnership to his spouse, his child, or children, a spouse of a child, grandchildren, any other Partner hereof or any beneficial owner of an interest in this Partnership, without the consent of the General Partner and without such transfer being subject to subsection 7.02; provided, however, any such assignee shall not become a Substituted Limited Partner until the provisions of subsection 7.05 are satisfied.

7.04 Right of First Refusal: Except as provided in subsection this 7.04 hereof, if any Limited Partner desires to sell or otherwise dispose of all or any portion of his Interest in the Partnership to a bona-fide purchaser or purchasers other than those described in subsection 7.03 above, then the General Partner shall have a right of first refusal to purchase such Interest upon the same terms and conditions as the selling Limited Partner would be willing to accept from the third party. A Limited Partner desiring to sell all or a portion of his Interest in the Partnership under the terms of this subsection shall give written notice thereof to the General Partner, who then shall have 30 days to purchase the Interest on the same terms and conditions. The provisions hereof shall be binding upon all of the Limited Partners, their personal representatives, and any trustee, receiver or other fiduciary appointed for them.

7.05 Creation and Rights: If a Limited Partner has sold, assigned or transferred all or part of his Interest in compliance with this Article VII, the assignee (other than a person who is already a Partner) shall have the right to become a substitute Limited Partner ("Substitute Limited Partner") only with the approval of the General Partner and if the assignee shall consent in writing in a form satisfactory to the General Partner to be bound by all of the terms and conditions of this Agreement in the place and stead of the assigning Limited Partner and obligate himself to pay, as the General Partner may determine, reasonable expenses connected with such admission, including but not limited to the cost of preparing the filing an amendment to the Certificate of Limited Partnership. Upon approval of the General Partner and execution of such a document, this assignee shall become a Substituted Limited Partner, possessing all of the rights, powers and interests, and subject to the same duties and obligations of his assignor.

7.06 Rights of Assignees Not Made Substituted Limited Partners: Any assignee who is not accepted as a Substituted Limited Partner shall not have any right to require information or accounting of the Partnership transactions nor to inspect the Partnership books, but shall be entitled to receive only the share of Profits and Losses and the distributions to which his assignor would otherwise be entitled.

                                ARTICLE VIII

                         DISSOLUTION AND TERMINATION

8.01 Dissolution: The Partnership shall be dissolved upon the occurrence of any of the following events;

      (a) retirement, withdrawal, dissolution (except as a consequence of a merger or consolidation), death, insanity, or bankruptcy (or the entry of an order for relief under the Bankruptcy Act of 1978, as amended) of a General Partner, except that the Partnership shall continue if a majority of the Partners agree to continue the Partner-ship and either (1) a new General Partner is elected within sixty
      (60) days of any such occurrence or (2) one or more existing General Partners remain as General Partners;

      (b) the continued conduct of the Partnership business becoming unlawful;

      (c) the expiration of the term of the Partnership unless extended by a vote in favor of such an extension by Partners having a majority of the Percentage Interests in the Partnership;

      (d) the removal of the General Partner by the Limited Partners as provided unless a new General Partner is simultaneously elected or one or more existing General Partner(s) remain as General Partner(s); or

      (e) any event which would cause a dissolution of the Partnership under Colorado law, whether or not such event would cause a dissolution under subparagraph (a) through (d) above.

8.02  Liquidation:  In the event of dissolution as provided in paragraph
8.01 above, and following the sale of all the Partnership's assets, the assets of the Partnership shall be paid and distributed as follows:

      (a) to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership other than liabilities for distributions under Section 8.02(b);

      (b) to Partners and former Partners in satisfaction of liabilities for distributions under Sections 7-62-601 and 7-62-604 of the Act; and

      (c) to Partners in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all prior periods, including the period during which the process of liquidation occurs.

Upon dissolution, each Partner shall look solely to the assets of the Partnership for the return of his contribution. After the consent of the Limited Partners under Section 3.02(b) is obtained, the winding up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the General Partner. In the event of dissolution or bankruptcy of a General Partner or removal of a General Partner by the Limited Partners and failure to appoint a new General Partner, the winding up of the affairs of the Partnership and the distribution of its assets shall be conducted by such person(s) or entity(ies) that is hereby authorized to do any and all acts and things authorized by law for these purposes.

8.03 Distribution in Kind: If the General Partner or other liquidator determines that a portion of the Partnership's assets should be distributed in kind to the Partners, he shall obtain an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of liquidation.

8.04 Negative Capital Account Payback: If, after making final distributions provided for in Section 8.03, any Partner or Transferee other than the Special Limited Partner has a deficit Capital Account balance, then each such Partner or Transferee shall be required to make contributions to the capital of the Partnership in an amount equal to the lesser of:

      (a) the amount of the deficit balance in such Partner's or Transferee's Capital Account; or

      (b) such Partner's or Transferee's share (determined pro rata in proportion to the deficit balances in the Capital Accounts of all Partners and Transferee having deficit Capital Account balances at that time) of the sum of the amount required to satisfy any recourse liabilities of the Partnership.

      All amounts contributed to the Partnership under this subsection 8.04(b) shall then be applied and distributed as provided in Section
      8.03. In no event shall the Special Limited Partner have any obligation under this subsection 8.04.

8.05 Termination: Upon the completion of the distribution of Partnership assets as provided in subsection 8.02, the Partnership shall be terminated, and the General Partner or other person acting as liquidator (or the Partners, if necessary) shall cause the Certificate of Limited Partnership to be cancelled and shall take other actions as may be necessary to terminate the Partnership.

                                 ARTICLE IX

                          MISCELLANEOUS PROVISIONS

9.01 Designation of the Tax Matters Partner: HWS Associates, LLC is hereby designated as the tax matters partner of the Partnership (the "Tax Matters Partner"), with all the authority and rights which may be accorded to it under section 6231 of the Code and the Regulations thereunder. Each Partner hereby consents to such designation and agrees that upon the request of the Tax Matters Partner it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public office such documents as may be necessary or appropriate to evidence such consent.

9.02 Notices: Any notice, payment demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid addressed as follows:

    If to General Partner:  5353 West Dartmouth Ave., #300, Denver, CO 80227

    If to Limited Partner:  the address last given to the General Partner.

Any such notice shall be deemed to be given on the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid. If a Limited Partner wishes to or is required to give notice under this Agreement to the other Limited Partners, then that Limited Partner shall send the notice to the General Partner who shall in turn promptly send the notice to the other Limited Partners. The Special Limited Partner shall not contact any of the Other Limited Partners directly but shall do so through the General Partner unless the General Partner withdraws or ceases to exist.

9.03 Books of Account and Records: The Partnership's books and records and the Certificate of Limited Partnership shall be maintained at the principal office of the Partnership and each Partner shall have access thereto at all reasonable times.

9.04 Application of Colorado Law: This Partnership Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Colorado, without regard to the application of conflicts of law rules.

9.05 Entire Agreement; Execution in Counterparts: This Partnership Agreement includes and incorporates the terms and conditions of the Subscription Agreements pursuant to which each of the Limited Partners has invested in the Partnership, each of which is hereby made a part of this Partnership Agreement as fully as if set forth at length herein. This instrument, together with the Subscription Agreements and the exhibits hereto, contains the entire agreement among the parties. This Partnership Agreement may be executed in any number of counterparts with the same document. All counterparts shall be construed together and shall constitute one agreement.

9.06 Waiver of Action for Partition: Each of the parties hereto irrevocably waives during the term of this Partnership any right that he or it may have to maintain any action for partition with respect to the property of the Partnership.

9.07 Assignability: Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and, except as restricted by Article VII, shall inure to the benefit of the successors and assigns of the respective parties hereto.

9.08 Amendments: No amendment to this Partnership Agreement shall be effective unless consented to in writing by all Partners.

9.09 Execution of Additional Instruments: Each Limited Partner hereby agrees to execute and deliver to the General Partner within five (5) days after receipt of the General Partner's written request therefore, such other and further statements of interest and holdings, designations, powers of attorney and other instruments as the General Partner deems necessary to comply with any laws, rules or regulations.

9.10 Arbitration: The parties hereby submit all controversies, claims and matters of difference to arbitration in Denver, Colorado, according to the rules and practices of the American Arbitration Association from time to time as amended and agreement to arbitrate shall be specifically enforceable.

Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose:

      (a) all questions relating to the breach of any obligation, warranty or condition hereunder;

      (b) denying or rejecting a claim or demand of any other party, or the failure to act on such a claim or demand;

      (c) failure of the parties to this Agreement to agree on the value to be paid to the General Partner for its Interest in the Partnership in the event it is removed as General Partner; and

      (d) all questions as to whether the right to arbitrate any question exists.

Arbitration may proceed in the absence of any party if written notice (pursuant to the American Arbitration Association's rules and regulations) of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties to the extent and in the manner provided by Colorado statute. All awards may be filed with the Clerk of the District Court in Denver, Colorado, as a basis of judgment and of the issuance of execution for its collection and, at the election of the party making such filing, with the Clerk of one or more other Courts, State or Federal, having jurisdiction over the party against whom such an award is rendered on his property.

9.11 Title to Partnership Properties: Title to all Partnership properties may be held in the name of the Partnership or in d.b.a.'s as designated by the General Partner. The General Partner shall have the power to enter into nominee agreements with any such entity or person.

9.12 Construction: Whenever the singular number is used in this Agreement and when required by the contest, the same shall include the plural; and the masculine gender shall include the feminine and neuter genders; and the word "person" or "party" shall include corporation, firm, partnership, proprietorship or other form of association.

9.13 Headings: The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

9.14 Waivers: The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

9.15 Rights and Remedies Cumulative: The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

9.16 Severability: If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and application of such provision shall not be affected and shall be enforced to the greatest extent permitted by law.

9.17 Heirs, Successors and Assigns: Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the

                                                        Colorful Avenue, Ltd.
                                               a Colorado Limited Partnership



                                       By:___________________________________
                                                            HWS Colorful, LLC
                                                      By Gary Sonmore, Member

STATE OF COLORADO   )
                    )    ss
COUNTY OF DENVER    )

The foregoing instrument was acknowledged before me this 20th day of October, 2000 by HWS Colorful, LLC, the General Partner of Colorful Avenue, Ltd., a Colorado Limited Partnership.

Witness my hand and official seal.

                                              _______________________________
                                                                Notary Public

                                        My commission expires: ______________



                                 SCHEDULE A

                               GENERAL PARTNER

Name and Business Address      Capital Contribution      Percentage Interest










                                LIMITED PARTNERS



Name and Business Address      Capital Contribution      Percentage Interest